SUBSIDIARIES OF THE ANDERSONS

               Subsidiary                            State of Organization
The Andersons White Pigeon Terminal (a limited              Ohio
partnership of which The Andersons is the sole general partner)

The Andersons Investment Services Corp.                     Ohio
(a corporation owned 100% by The Andersons)

The Andersons and Toledo Tire - Tireman                     Ohio
Auto Centers (a joint venture partnership)

Fischer-Andersons, Inc., dba Jones Wheel Horse              Ohio

Metamora Elevator Company, Inc.  (a corporation             Ohio
100% owned by The Andersons)